Exhibit 23.6

CONSENT OF INDEPENDENT VALUATION FIRM

King Kee Appraisal and Advisory Limited hereby consent to (i) the references to our name, (ii) the inclusion, disclosure, and citation of information and data contained in our Valuation Report MicroTouch Technology Inc. dated January 13, 2026 (“Valuation Report”), and (iii) the filing of our Valuation Report as Exhibit 99.6, in each case, in the Registration Statement on Form S-4 (and any amendments or supplements thereto) filed by Future Vision II Acquisition Corp. with the Securities and Exchange Commission (“Registration Statement”).

We further hereby consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus constituting a part of such Registration Statement.

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited

May 11, 2026